Exhibit 1.1

                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-3H

                                 TERMS AGREEMENT

                                                           Dated: March 29, 2006


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of March 1, 2006 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of December 21, 2005 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2006-3H.

Terms of the Series 2006-3H Certificates: Structured Asset Securities Corporation, Series 2006-3H Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class A-IO, Class PO, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The assets of the Trust Fund primarily consist of two pools: one pool of conventional, first lien, fixed rate, fully amortizing residential mortgage loans and one pool of conventional, first lien, adjustable rate, fully amortizing residential mortgage loans (collectively, the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class A-IO, Class PO, Class B1, Class B2, Class B3 and Class R Certificates (collectively, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-127589.

Certificate Ratings: It is a condition of Closing that, at the Closing Date, the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class A-IO, Class PO and Class R Certificates be rated "AAA" by Fitch, Inc. ("Fitch"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with Fitch, the "Rating Agencies"); the Class B1 Certificates be rated "AA+" by Fitch and "Aa2" by Moody's; the Class B2 Certificates be rated "AA-" by Fitch and "A2" by Moody's; and the Class B3 Certificates be rated "A-" by Fitch and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for each Class of the Offered Certificates shall be the applicable Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

The Underwriter will sell the Offered Certificates to investors in offerings occurring within Member States of the European Economic Area in minimum initial total investment amounts of $100,000.

Cut-off Date: March 1, 2006.

Closing Date: 10:00 A.M., New York time, on or about March 31, 2006. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor.

Counsel: Dechert LLP will act as counsel for the Underwriter.

Closing Notice Address: Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of the counsel for the Underwriter, Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112.

                               [Signatures follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                                   LEHMAN BROTHERS INC.

                                                   By: _________________________
                                                       Name:
                                                       Title:
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By: _________________________
    Name:  Joseph J. Kelly
    Title: Senior Vice President

                                   Schedule 1

         Initial Certificate                    Purchase     Approximate Amount
        Principal or Notional   Certificate       Price     Purchased by Lehman
Class         Amount(1)        Interest Rate   Percentage      Brothers Inc.
-----         ---------        -------------   ----------      -------------
1-A1         $43,900,000           5.75%          100%         $43,900,000
1-A2         $65,850,000           5.75%          100%         $65,850,000
1-A3         $13,426,000           5.75%          100%         $13,426,000
2-A1         $38,832,000            (2)           100%         $38,832,000
A-IO          $4,058,470          6.00%(3)        100%          $4,058,470
 PO           $3,051,810            (4)           100%          $3,051,810
 B1           $2,670,000            (5)           100%          $2,670,000
 B2           $1,635,000            (5)           100%          $1,635,000
 B3           $1,119,000            (5)           100%          $1,119,000
  R                 $100            (2)           100%                $100

----------
(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 2-A1 and Class R Certificates will bear interest at the net WAC for pool 2, as described in the prospectus supplement.

(3) The Class A-IO Certificates will be Interest-Only Certificates; they will not be entitled to payments of principal and will accrue interest on a Notional Amount, as described in the prospectus supplement.

(4) The Class PO Certificates will be Principle-Only Certificates; they will not be entitled to payments of interest.

(5) The Class B1, Class B2 and Class B3 Certificates will bear interest equal to the weighted average of the underlying subordinate rates for pool 1 and pool 2, weighted by the corresponding group subordinate amounts.